[ARTICLE] 5
[MULTIPLIER]   1,000

Exhibit 12.1
                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                              Fiscal Year
                                           --------------------------------------------------
                                              1993      1994      1995      1996      1997
                                            --------- --------- --------- --------- ---------

Income (loss) before income taxes            $32,545   $55,964   $89,638  ($41,723) ($51,619)

Fixed charges (1)                              2,931     4,075     5,514     8,504    23,528

                                            --------- --------- --------- --------- ---------
   Total earnings and fixed charges           35,476    60,039    95,152   (33,219)  (28,091)

Fixed charges (1)                              2,931     4,075     5,514     8,504    23,528

Ratio of earnings to fixed charges (2)         12.1x     14.7x     17.3x       N/A       N/A
                                            ========= ========= ========= ========= =========

ADJUSTED FOR MiCRUS FIXED CHARGES:

Fixed charges (3)                                                  7,284    17,401    35,858

Ratio of earnings to fixed charges (4)                             13.1x       N/A       N/A
                                                                ========= ========= =========

ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:

Fixed charges (5)                                                 23,120    33,236    51,694

Ratio of earnings to fixed charges (6)                              4.1x       N/A       N/A
                                                                ========= ========= =========


____________________

(1) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for fiscal 1996 and 1997 by approximately $41.7 million and $51.6 million, respectively.

(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor and interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS joint venture.

(4) Earnings would have been inadequate to cover fixed charges for fiscal 1996 and 1997 by approximately $50.6 million and $63.9 million, respectively.

(5) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor and interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS joint venture and on a pro forma basis including the Cirent leases as if they were outstanding from the beginning of fiscal 1996.

(6) Earnings would have been inadequate to cover fixed charges for fiscal 1996 and 1997 by approximately $66.5 million and $79.8 million, respectively.